INDEPENDENT AUDITORS' REPORT
To the Shareholders and Board of Directors of Of the Vantagepoint Funds

          In planning and performing our audit of the financial statements of the Vantagepoint Funds (the "Company") (collectively the "Funds"), consisting of Vantagepoint Money Market Fund, Vantagepoint Income Preservation Fund, Vantagepoint U.S. Government Securities Fund, Vantagepoint Asset Allocation Fund, Vantagepoint Equity Income Fund, Vantagepoint Growth & Income Fund, Vantagepoint Growth Fund, Vantagepoint Aggressive Opportunities Fund, Vantagepoint International Fund, Vantagepoint Core Bond Index Fund, Vantagepoint 500 Stock Index Fund, Vantagepoint Broad Market Index Fund, Vantagepoint Mid/Small Company Index Fund, Vantagepoint Overseas Equity Index Fund, Vantagepoint Model Portfolio Savings Oriented Fund, Vantagepoint Model Portfolio Conservative Growth Fund, Vantagepoint Model Portfolio Traditional Growth Fund, Vantagepoint Model Portfolio Long - Term Growth Fund, and Vantagepoint Model Portfolio All- Equity Growth Fund for the year ended December 31, 2002 (on which we have issued our report dated February 12, 2003), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Company's internal control.

          The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

          Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

          Our consideration of the Company's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Company's internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2002.

          This report is intended solely for the information and use of management, the Shareholders and Board of Directors of Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 12, 2003